Exhibit 10.2

This CEO Separation, Severance, and Consulting Agreement (the “Agreement”) is entered into as of December 3, 2025 by and between Netcapital, Inc a Utah corporation (the “Company”), and Martin Kay (the “Executive”).

1.	Resignation

1.1	Resignation from Positions. Effective December 3, 2025 (the “Resignation Date”), the Executive hereby resigns from the position of Chief Executive Officer and from all other office, director, board, and committee positions with the Company and its subsidiaries. This includes resignation from the Board of Directors of the Company.

2.	Severance Payment

2.1	One-Time Severance Payment. In consideration of the Executive’s service and execution of this Agreement, the Company shall pay the Executive a one-time severance payment of 3 months’ salary ($98,750), payable on execution of this Agreement.

3.	Equity Awards

3.1	Full Vesting of Options. As of the Resignation Date, all stock options previously granted to the Executive shall be fully vested.

3.2	Extended Exercise Period. Notwithstanding any prior agreement or plan to the contrary, the Executive shall have four (4) years from the Resignation Date to exercise any and all vested stock options, provided that no option shall remain exercisable beyond the maximum term permitted under the applicable equity plan.

4.	Health Benefits

4.1	Continuation of Benefits. The Company shall continue to pay the premiums for the Executive’s existing health, dental, and vision insurance benefits (“Health Benefits”) for eighteen (18) months following the Resignation Date, consistent with any COBRA requirements.

4.2	COBRA Administration. The Executive is responsible for timely completing all required COBRA enrollment documentation.

5.	Consulting Agreement

5.1	Consulting Term. The Company hereby engages the Executive, and the Executive agrees to serve, as a consultant to the Company for a period of twelve (12) months beginning on the Resignation Date (the “Consulting Term”).

5.2	Compensation. During the Consulting Term, the Company shall pay the Executive $10,000 per month, payable in accordance with the Company’s standard pay procedures.

5.3	Score of Services. Executive shall provide reasonable advisory, transition, and strategic support services as requested by the Board or the CEO.

5.4	Independent Contractor Status. The Executive shall serve as an independent contractor and shall not be considered an employee of the Company for any purpose following the Resignation Date.

6.	Indemnification

6.1	Indemnification Agreement (dated June 10, 2024) to Remain in Effect. The Executive’s existing Indemnification Agreement with the Company shall remain in full force and effect following the Resignation Date, and no action under this Agreement shall be construed as limiting or modifying such indemnification rights.

7.	Mutual Release of Claims

7.1	Comprehensive General Release by Executive. As a material inducement for the Company to enter into this Agreement and provide the severance and benefits described herein, the Executive knowingly and voluntarily releases and forever discharges the Company, its current and former parents, subsidiaries, affiliates, officers, directors, employees, agents, successors, and assigns from any and all claims, whether known or unknown, arising out of or relating to the Executive’s employment, compensation, equity, benefits, or separation from the Company. Nothing in the Executive’s release waives or limits:

(a)	The Executive’s rights under the Indemnification Agreement;

(b)	Vested equity awards and benefits;

(c)	Claims relating to enforcement of the agreement; or

(d)	Any rights that cannot legally be waived.

7.2	Company Release. The company releases the Executive from any and all claims relating to the Executive’s employment or service. Nothing in the Company’s release waives or limits:

(a)	Claims arising from fraud, theft, embezzlement, or intentional misconduct by Employee;

(b)	Claims that cannot be legally waived;

(c)	Claims relating to enforcement of this Agreement

8.	Confidentiality and Non-Disparagement

8.1	Confidentiality. The Executive shall maintain confidentiality of Company proprietary, confidential, and trade-secret information.

8.2	Mutual Non-Disparagement. Both parties agree not to make disparaging or defamatory statements about the other. Nothing in this Agreement prohibits the parties from reporting possible violations of law to any government agency or from participating in any investigation or proceeding nor prohibits the parties from providing truthful information or testimony as required by law, regulation, or legal process.

9.	Cooperation

9.1	Cooperation with Investigations and Litigation. The Executive agrees to fully cooperate with the Company in any litigation, investigation, regulatory inquiry, arbitration, or government proceeding. The Company shall reimburse reasonable expenses and compensate the Executive at a mutually agreeable hourly rate.

10.	Non0Admission of Liability

10.1	No Admission. This Agreement is not, and shall not be construed as, an admission liability, wrongdoing, fault, or violation of law by either party.

11.	Dispute Resolution

11.1	Arbitration. Any dispute arising out of or relating to this Agreement shall be resolved exclusively by final and binding arbitration before a single arbitrator under the AAA rules.

12.	Integration Clause

12.1	Entire Agreement. This Agreement constitutes the entire agreement between the parties, superseding all prior oral or written agreements except for the Indemnification Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Netcapital, Inc.
By:	/s/Arnold D. Scott
Name:	Arnold D. Scott
Title:	Independent Director

Executive:
/s/ Martin Kay
Martin Kay

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